August 20, 2008

Mail Stop 4561



Mr. Charles E. Bradley, Jr.
President and Chief Executive Officer
Consumer Portfolio Services, Inc.
16355 Laguna Canyon Road
Irvine, California 92618


Re:	Consumer Portfolio Services, Inc.
	Form 10-K filed March 17, 2008
	Form 10-Q filed April 25, 2008
	File No. 001-14116



Dear Mr. Bradley:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,


      Michael R. Clampitt
      Attorney-Advisor